Exhibit 10.14

Five9, Inc.
2018 Executive Bonus Program

On February 8, 2018, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Five9, Inc. (the “Company”) approved performance targets for the year ending December 31, 2018 that will be used to determine the amount of cash bonus awards that may be earned, on a quarterly basis, by the Company’s Section 16 officers pursuant to the Company’s 2018 bonus program (the “2018 Bonus Program”).

Funding of the 2018 Bonus Program will be based upon the Company’s financial performance and each officer’s individual performance for each quarter in the year ending December 31, 2018, using a weighting of 75% for Company financial performance and 25% for individual performance for each executive officer other than the (i) Interim Chief Executive Officer and Chief Financial Officer and (ii) President. The Interim Chief Executive Officer and Chief Financial Officer’s bonus will be funded 100% based upon Company financial performance. The President’s bonus will be funded 50% based on sales commissions and 37.5% based on Company financial performance, and 12.5% based on his individual performance. Financial performance will be based upon the Company’s achievement of predetermined revenue and adjusted EBITDA targets using a weighting of 80% for performance achieved against the revenue target and 20% for performance achieved against the adjusted EBITDA target. Achievement below 90% of the revenue target or 80% of the adjusted EBITDA target, would result in no cash payout with respect to such target. Achievement up to 125% of the revenue target would result in increasing payouts up to a maximum payout of 150% of the portion of the target bonus allocated to the revenue target. Achievement up to 150% of the adjusted EBITDA target would result in increasing payouts up to a maximum payout of 150% of the portion of the target bonus allocated to the adjusted EBITDA target. In the event that the Company’s actual adjusted EBITDA is below 80% of the adjusted EBITDA target, the maximum cash payout for achieving the revenue target will be 100% of the revenue target bonus.

Below are the annual target bonus levels under the 2018 Bonus Program for the Company’s listed Section 16 officers:

Name	Annual Target Bonus (USD)	Annual Target Bonus as a Percentage of Base Salary
Barry Zwarenstein	$275,000	75%
Daniel Burkland	$325,000	81%
Scott Welch	$164,000	50%
Gaurav Passi	$164,000	50%